Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Netlist, Inc.

Irvine, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Netlist, Inc. of our report dated March 19, 2026, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries (the “Company”) as of December 27, 2025, and December 28, 2024, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes and financial statement schedule II, which report is included in the Annual Report on Form 10-K of Netlist, Inc. for the year ended December 27, 2025.

/s/ Macias Gini and O’Connell LLP

Irvine, California

April 8, 2026